WINDMERE CORPORATION



                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            To be held May 9, 1995


    NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Windmere Corporation, a Florida corporation (the "Company"), will be held at Don Shula's Hotel, Main Street, Miami Lakes, Florida 33014, on Tuesday, May 9, 1995, at 10:00 a.m. local time, for the following purposes:

      1. To elect four members to Class II of the Company's Board of Directors, to serve until the 1998 Annual Meeting of Shareholders or until their successors are duly elected and qualified;

      2. To ratify the reappointment of Grant Thornton, independent certified public accountants, as the Company's auditors for the fiscal year ending December 31, 1995; and

      3. To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

      The Board of Directors has fixed the close of business on March 20, 1995 as the record date for determining those shareholders entitled to notice of, and to vote at, the Annual
Meeting and any adjournments thereof.

      Whether or not you expect to be present, please sign, date and return the enclosed proxy card in the enclosed pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.


                              By Order of the Board of Directors,



                              Jerald I. Rosen, Secretary

Miami Lakes, Florida
April 13, 1995


THIS IS AN IMPORTANT MEETING AND ALL SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. THOSE SHAREHOLDERS WHO ARE UNABLE TO ATTEND ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.


                      1995 ANNUAL MEETING OF SHAREHOLDERS
                                      OF
                             WINDMERE CORPORATION



                                PROXY STATEMENT



      This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Windmere Corporation, a Florida corporation (the "Company"), of proxies from the holders of the Company's Common Stock, par value $.10 per share (the "Common Stock"), for use at the 1995 Annual Meeting of Shareholders of the Company to be held on Tuesday, May 9, 1995, or at any adjournment(s) thereof (the "Annual Meeting"), pursuant to the enclosed Notice of Annual Meeting. The approximate date that this Proxy Statement and the enclosed form of proxy are first being sent to holders of Common Stock is April 13, 1995. Shareholders should review the information provided herein in conjunction with the Company's 1994 Annual Report to Shareholders which accompanies this Proxy Statement. The Company's principal executive offices are located at 5980 Miami Lakes Drive, Miami Lakes, Florida 33014-2467, and its telephone number is (305) 362-2611.

                         INFORMATION CONCERNING PROXY

      The enclosed proxy is solicited on behalf of the Company's Board of Directors. The giving of a proxy does not preclude the right to vote in person should any shareholder giving the proxy so desire. Shareholders have an unconditional right to revoke their proxy at any time prior to the exercise thereof, either in person, at the Annual Meeting or by filing with the Company's Secretary at the Company's principal executive offices a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by the Company at or prior to the Annual Meeting.

      The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Annual Meeting of Shareholders and the enclosed proxy is to be borne by the Company. In addition to the use of mail, employees of the Company may solicit proxies personally and by telephone, and the Company may use the services of a proxy solicitation firm at a cost of up to $7,000. The Company's employees will receive no compensation for soliciting proxies other than their regular salaries. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. The Company may reimburse such persons for their expenses in so doing.


                            PURPOSES OF THE MEETING

      At the Annual Meeting, the Company's shareholders will consider and vote upon the following matters:

      (1) The election of four members to Class II of the Company's Board of Directors to serve until the 1998
           Annual Meeting of Shareholders or until their successors are duly elected and qualified;

      (2) The ratification of the reappointment of Grant Thornton, independent certified public accountants, as the Company's auditors for the fiscal year ending December
           31, 1995; and

      (3) Such other business as may properly come before the Annual Meeting, including any adjournment(s) thereof.

      Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth above) will be voted (a) for the election of the four nominees for director named below, and (b) in favor of all other proposals described in the Notice of Annual Meeting. In the event a shareholder specifies a different choice by means of the enclosed proxy, his shares will be voted in accordance with the specification so made.

                OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

      The Board of Directors has set the close of business on March 20, 1995 as the record date (the "Record Date") for determining shareholders of the Company entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were 16,735,545 shares of Common Stock issued and outstanding, all of which are entitled to be voted at the Annual Meeting. Each share of Common Stock is entitled to one vote on all matters to be acted upon at the Annual Meeting and neither the Company's Articles of Incorporation nor Bylaws provides for cumulative voting rights.

      The attendance, in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. The affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting is required for the approval of each matter that is submitted to shareholders for approval. An independent inspector shall count the votes and ballots. Abstentions are considered as shares present and entitled to vote but are not counted as votes cast in the affirmative on a given matter. A broker or nominee holding shares registered in its name, or in the names of its nominee, which are beneficially owned by another person and for which it has not received instructions as to voting from the beneficial owner, has the discretion to vote the beneficial owner's shares with respect to the election of directors. If a matter had been included in the proxy to which a broker or nominee would not have discretionary voting power under applicable New York Stock Exchange rules, any broker or nominee "non-votes" would not be considered as shares entitled to vote on that subject matter and therefore would not be considered by the inspector when counting votes cast on the matter. If less than a majority of the outstanding shares of Common Stock are represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting from time to time without further notice.

                              SECURITY OWNERSHIP

      The following table sets forth, as of the Record Date, information with respect to the beneficial ownership of the Company's Common Stock by (i) each director of the Company (certain of whom constitute nominees for election as directors at the Annual Meeting), (ii) the Company's Chief Executive Officer and four other most highly compensated officers of the Company during the year ended December 31, 1994, (iii) the beneficial owner of more than 5% of the outstanding Common Stock and (iv) all directors and executive officers of the Company, as a group.



                                                 Common Stock
                                             Beneficially Owned (2)
Name and Address of Beneficial Owner(1)      Shares        Percent

Belvin Friedson . . . . . . . . . . . . . .     454,179(3)     2.6
Jerald I. Rosen . . . . . . . . . . . . . .      46,500(4)      *
Bert Sager  . . . . . . . . . . . . . . . .      76,500(5)      *
Harold Strauss. . . . . . . . . . . . . . .      38,104(6)      *
Leonard Glazer. . . . . . . . . . . . . . .      21,052(7)      *
David M. Friedson . . . . . . . . . . . . .     699,272(8)     4.0
Barbara Friedson Garrett  . . . . . . . . .     204,205(9)     1.2
Lai Kin . . . . . . . . . . . . . . . . . .   1,746,500(10)    9.9
Felix S. Sabates. . . . . . . . . . . . . .      53,500(11)     *
Arnold Thaler . . . . . . . . . . . . . . .     101,839(12)     *
Harry D. Schulman . . . . . . . . . . . . .      52,242(13)     *
R. Erwin Fischer  . . . . . . . . . . . . .         --          --
Raymond So. . . . . . . . . . . . . . . . .      36,500(14)     *
Qurimbah Investments, Limited . . . . . . .   1,739,000(15)    9.8
Franklin Resources, Inc.. . . . . . . . . .   1,041,350(16)    5.9

All directors and executive officers
  as a group (18 persons) . . . . . . . . .   3,705,159(3)-   20.9
                                                (14)

[FN]

 *    Less than 1%.

(1) Unless otherwise indicated, the address of each of the beneficial owners identified above is c/o Windmere
      Corporation, 5980 Miami Lakes Drive, Miami Lakes, Florida
      33014-2467.

(2) Unless otherwise indicated, each person has sole voting and investment power with respect to all such shares. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this Proxy Statement upon the exercise of options.

(3) Includes the ownership of options to purchase 46,500 shares of Common Stock that are exercisable within 60 days from the date of this Proxy Statement. Mr. Friedson disclaims the beneficial ownership of any shares owned by his wife or his children.

(4) Represents the ownership of options to purchase 46,500 shares of Common Stock that are exercisable within 60 days from the date of this Proxy Statement. Does not include 15,000 shares owned by the wife of Jerald I. Rosen, as to which shares Mr. Rosen disclaims beneficial ownership.

(5) Includes the ownership of options to purchase 46,500 shares of Common Stock that are exercisable within 60 days from the date of this Proxy Statement. Does not include 424,633 shares owned by the wife of Mr. Sager, as to which shares Mr. Sager disclaims beneficial ownership.

(6) Includes the ownership of options to purchase 33,000 shares of Common Stock that are exercisable within 60 days from the date of this Proxy Statement.

(7) Includes the ownership of options to purchase 21,000 shares of Common Stock that are exercisable within 60 days from the date of this Proxy Statement.

(8) Includes the ownership of options to purchase 413,000 shares of Common Stock that are exercisable within 60 days from the date of this Proxy Statement. Mr. Friedson disclaims the beneficial ownership of any Common Stock owned by his siblings, Belvin Friedson or his wife.

(9) Includes the ownership of options to purchase 126,000 shares of Common Stock that are exercisable within 60 days from the date of this Proxy Statement. Ms. Garrett disclaims the beneficial ownership of any Common Stock owned by her siblings, Belvin Friedson or his wife.

(10) Represents options to purchase 7,500 shares of Common Stock that are exercisable within 60 days from the date of this Proxy Statement and 1,739,000 shares owned by Ourimbah Investments, Limited, of which Mr. Lai Kin is Managing Director.

(11) Includes the ownership of options to purchase 30,000 shares of Common Stock that are exercisable within 60 days from the date of this Proxy Statement.

(12) Includes the ownership of options to purchase 53,000 shares of Common Stock that are exercisable within 60 days from the date of this Proxy Statement.

(13) Includes the ownership of options to purchase 45,000 shares of Common Stock that are exercisable within 60 days from the date of this Proxy Statement.

(14) Includes the ownership of options to purchase 15,000 shares of Common Stock that are exercisable within 60 days from the date of this Proxy Statement.

(15)  The address of Ourimbah Investments, Limited is 1 F,
      Efficiency House, 35 Tai Yau Street, San Po Kong, Kowloon,
      Hong Kong.

(16)  The address of Franklin Resources, Inc. is 777 Mariners
      Island Boulevard, San Mateo, California 94404.

                             ELECTION OF DIRECTORS

      The Board of Directors of the Company is presently composed of three Class I directors, three Class II directors and four Class III directors, and on a rotating basis the terms of office of all of the directors in any one class expires each year.

      At the Annual Meeting of Shareholders, four directors, Leonard Glazer, Harold Strauss, Lai Kin and Raymond So are to be nominated for election to Class II of the Board of Directors, to serve until the 1998 Annual Meeting of Shareholders or until their respective successors are duly elected and qualified.

      Other than Mr. So, each of the nominees for election as a director of the Company is presently a member of the Board of Directors of the Company. The Board of Directors has no reason to believe that any nominee will refuse to act or be unable to accept election; however, in the event that a nominee for a directorship is unable to accept election, proxies solicited hereunder will be voted in favor of the remaining nominees, if any, and for such other persons as may be designated by the Board of Directors, unless it is directed by a proxy to do otherwise.






      The following table sets forth certain information regarding each director and nominee for director:



                                 Position With            Director
Name                       Age   the Company                Since

Nominees for Election
to Class II

Leonard Glazer             72    Director                 1979
Harold Strauss             72    Director                 1972
Lai Kin                    65    Director                 1989
Raymond So                 45    Nominee for Director     N/A


Continuing Members of the Board

Class III Directors

Belvin Friedson            70    Director and Chairman
                                 of the Board             1963
David M. Friedson          39    Director, President and
                                 Chief Executive Officer  1982
Jerald I. Rosen            67    Director                 1963
Bert Sager                 69    Director                 1963


Class I Directors

Barbara Friedson Garrett   42    Director and Executive
                                 Vice President - Sales
                                 and Marketing            1984
Felix S. Sabates           53    Director                 1991
R. Erwin Fischer           69    Director                 1994



      Belvin Friedson founded the Company and has served as Chairman of the Board of Directors since 1963. From 1963 to January 1987, Mr. Friedson also served as Chief Executive Officer of the Company and from 1963 to January 1985, he also served as President of the Company.

      David M. Friedson has served as Chief Executive Officer of the Company since January 1987 and as President of the Company since January 1985. From January 1985 to January 1987, Mr. Friedson served as Chief Operating Officer of the Company. From June 1976 to January 1985, Mr. Friedson held various other management positions with the Company.

      Jerald I. Rosen has served as Secretary of the Company since 1977. Mr. Rosen has been engaged in the practice of law since 1969 and has been a Certified Public Accountant since 1952.

      Bert Sager has been an attorney-at-law since 1949 and Chairman of the Board of Acorn Venture Capital Corporation, a venture capital Company, for more than the past 5 years. Mr. Sager is also a director of Computer Products, Inc., a manufacturer of electronic products.

      Leonard Glazer retired in 1992 and is a private investor.
For more than 5 years prior thereto, Mr. Glazer was President of Professional Engineering International, Inc., an engineering consulting firm.

      Harold Strauss has been a Professor of Business Management and Organizational Behavior at the University of Miami since 1968.

      Lai Kin has been Managing Director of Durable Electrical Metal Factory, Ltd. ("Durable"), a 100%-owned subsidiary of the Company, since September 1973. In addition, Mr. Lai Kin has been Managing Director of Ourimbah Investment, Limited ("Ourimbah"), a holding and investment company, since 1989.

      Barbara Friedson Garrett has been an Executive Vice
President-Sales and Marketing of the Company since December 1988.
For ten years prior thereto, Ms. Garrett held various other management positions with the Company.

      Felix S. Sabates has been Chief Executive Officer of Top
Sales Company, Inc., an independent sales representative, since
January 1965.

      Raymond So has been Executive Director of Durable since
March 1, 1994. Prior to his current position and beginning in 1986, Mr. So held various senior executive management positions within Durable.

      R. Erwin Fischer is currently retired and engages in the management of his personal investment portfolio. Prior to his retirement, Mr. Fischer had been a self-employed consultant for more than the last five years, serving clients primarily in the manufacturing and overseas distribution businesses. From 1984 through 1987, Mr. Fischer also served on the Board of Directors of the Company's Canadian subsidiary.

      The Board of Directors held five meetings during 1994. All of the Company's directors other than Mr. Lai Kin attended more than 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which such person served.

                              EXECUTIVE OFFICERS

      Belvin Friedson, David M. Friedson, Barbara Friedson Garrett, Lai Kin, Raymond So and Jerald I. Rosen, each of whom is a director or nominee for director of the Company, are also executive officers of the Company. Reference is made to the description of the business experience of such individuals set forth above under "Election of Directors," which is incorporated herein by reference.

      The following table sets forth information with respect to the executive officers of the Company:



    Name                Age                 Office

Belvin Friedson          70     Chairman of the Board of Directors
David M. Friedson        39     President and Chief Executive
                                Officer
Arnold Thaler            56     Executive Vice President-Product
                                Development, Engineering and
                                Manufacturing
Barbara Friedson
  Garrett                42     Executive Vice President-Sales and
                                Marketing
Harry D. Schulman        43     Executive Vice President-Finance
                                and Administration and Chief
                                Financial Officer
Burton A. Honig          57     Vice President-Finance
Robert W. Gorman         51     Vice President-Professional
                                Products
David W. O'Neill         48     President, Windmere Consumer
                                Products, Inc.
Jerald I. Rosen          67     Secretary
Mark K. Welch            37     Vice President-Sales and Marketing-
                                Consumer Products
Scott J. Andersen        41     Vice President-Key
                                Accounts-Consumer Products
Lai Kin                  64     Managing Director of Durable
Raymond So               45     Executive Director of Durable



      Arnold Thaler has served as an Executive Vice President-
Product Development, Engineering and Manufacturing of the Company since December 1988. For ten years prior thereto, Mr. Thaler held various other management positions with the Company.

      Harry D. Schulman has served as Executive Vice President-Finance and Administration of the Company since February 1993. From March 1990 to January 1993, he served as Senior Vice President-Finance and Administration of the Company. From January 1989 to March 1990, he was Vice President-Financial Analysis and Administration of the Company. Mr. Schulman has served as Chief Financial Officer of the Company since March 1990.

      Burton A. Honig has served as Vice President-Finance of the Company since December 1982. He was also Treasurer of the Company from March 1987 to March 1992 and from August 1981 to December
1982.  Mr. Honig is a Certified Public Accountant.

      Robert W. Gorman has served as Vice President-Professional
Products of the Company since December 1986.

      David W. O'Neill has served as President of Windmere Consumer Products, Inc., a significant subsidiary of the Company, since
October 1984.

      Mark K. Welch has served as Vice President-Sales and Marketing-Consumer Products of the Company since February 1994. Prior thereto, from February 1985, Mr. Welch served Black & Decker Household Products, a manufacturer and distributor of household products, in various sales executive capacities, most recently as National Account Manager, a position he held since February 1992.

      Scott J. Andersen has served the Company as Vice President-Key Accounts-Consumer Products since February 1994 and prior thereto as Vice President-Sales and Marketing-Consumer Products since September 1992. For the three years prior thereto, Mr. Andersen served as Vice President-Sales of Sunbeam-Oster Household Products, a manufacturer and distributor of consumer appliances.

      There is no family relationship between any director, executive officer or nominee, except that David M. Friedson and Barbara Friedson Garrett are the son and daughter of Belvin
Friedson.

      Executive officers serve at the pleasure of the Board of Directors, except as otherwise provided below. See "Executive
Officers--Certain Agreements."

                     COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors of the Company has an Audit, Nominating and Compensation Committee. The members of each committee have been appointed by the Board of Directors to serve until their respective successors are elected and qualified.

    Audit Committee. The Audit Committee reviews the scope and results of the audit of the financial statements of the Company and reviews the internal accounting, financial and operating control procedures of the Company. The Audit Committee is composed of Messrs. Rosen, Sager and Strauss, each of whom, in accordance with the rules of the New York Stock Exchange, is independent of management and free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment as a committee member. The Audit Committee met four times in 1994.

    Nominating Committee. The Nominating Committee considers nominees for membership on the Board of Directors who are recommended by the Company's shareholders. Any nomination by a shareholder of a person to serve as a director of the Company may be made pursuant to notice in writing to the Secretary of the Company delivered to or mailed and received at the principal executive offices of the Company not less than 90 days prior to the meeting at which directors are to be elected; provided, however, that in the event that less than 100 days' notice or prior public disclosure of the date of such meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of such meeting was mailed or such public disclosure was made. Such shareholder's notice to the Secretary must set forth (a) as to each person whom the shareholder proposes to nominate for election as a director (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person,
(iii) the class and number of any shares of the Company or any subsidiary of the Company which are beneficially owned by such person, (iv) any lawsuits to which such person is a party, (v) the involvement of such person in or with any business which may be competitive with the Company and (vi) any other information relating to such person that is required to be disclosed in solicitations for proxies for election of directors or in a
Schedule 13-D pursuant to any then existing rule or regulation promulgated under the Securities Exchange Act of 1934, as amended; and (b) as to the shareholder giving the notice (i) the name and record address of such shareholder and (ii) the class and number of shares of the Company which are beneficially owned by such shareholder. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee as a director. The Nominating Committee is composed of Mr. David M. Friedson and Messrs. Glazer, Rosen, Sager and Strauss and did not meet in 1994, and the functions which in the past have been performed by such committee were performed by the Company's Board of Directors.

    Compensation Committee. The Compensation Committee determines the cash and other incentive compensation, if any, to be paid to the Company's executive officers. The Compensation Committee is also responsible for the administration and award of stock options under the Company's 1992 Employee Incentive Stock Option Plan as well as the award of non-qualified stock options issued pursuant to individual stock option agreements. The Compensation Committee is composed of Messrs. Rosen, Sager and Sabates, each of whom is a "disinterested person" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Compensation Committee did not meet in 1994, and the functions which in the past have been performed by such committee were performed by the Company's Board of Directors. Members of the Company's Board of Directors did not vote with respect to matters affecting their individual compensation.

EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation.

      PHILOSOPHY. The Compensation Committee's executive compensation philosophy is to provide competitive levels of compensation, integrate the compensation of its executive officers with the achievement of the Company's annual and long-term performance goals, reward above average corporate performance, recognize individual initiative and achievement and assist the Company in attracting and retaining qualified management. To meet these objectives, the Compensation Committee attempts to set the compensation of its executive officers at levels that it believes are competitive with other companies of the same size in the Company's industry, in light of the Company's then current and anticipated performance. The Compensation Committee endorses the position that equity interest in the Company by management is beneficial in aligning executive officers' and shareholders' interests in the enhancement of shareholder value.

      COMPONENTS OF EXECUTIVE COMPENSATION. Compensation of the Company's executive officers consists of both cash payments and grants of stock options. The annual cash compensation consists of a base salary and an annual bonus. Long-term incentives are provided through the grant of qualified stock options under the Company's 1992 Employee Incentive Stock Option Plan and non-qualified stock options issued pursuant to individual stock option agreements.

      BASE SALARIES. The Compensation Committee attempts to set base salaries of its executive officers at levels that it believes are competitive with other companies of the same size in the Company's industry. Information about appropriate salary levels has been determined by reviewing the public disclosure of the Company's competitors and through the Company's recruiting activities.
Except as described below, salaries are reviewed annually, and any increases are based on competitive practices as well as the performance of the Company and the executive officer.

      Eight of the Company's executive officers, five of whom (including the Chief Executive Officer) are named in the compensation tables following this Report, are parties to Employment Agreements with the Company. Each of these Employment
Agreements provides for an annual salary increase equal to the increase in the Consumer Price Index.

      BONUSES. Cash bonuses have been a standard and expected component of compensation at the Company when the Company has experienced particularly positive financial results.

      During 1994, in recognition of the special efforts made by selected members of senior management in the United States and Hong Kong in helping to achieve the Company's positive 1994 results, a cash incentive award was made to 23 persons in amounts not exceeding three months' compensation. On this basis, the Chief Executive Officer received a cash bonus of $161,000. In addition, cash bonuses of between one and three months' base salaries were paid to almost all other persons employed by the Company's subsidiaries in Hong Kong, in accordance with the customary practice in Hong Kong.

      STOCK OPTIONS. The Compensation Committee grants stock options to the Company's executive officers pursuant to the Company's 1992 Incentive Stock Option Plan and individual stock option agreements. The Compensation Committee has the authority to determine the individuals to whom stock options are awarded, the terms at which option grants are made, the duration of the options and the number of shares subject to each option. The size of the option grants are generally based on the position level of the recipient. Through the award of stock options, the objective of aligning executive officers' long range interests with those of the shareholders is met by providing the executive officers with the opportunity to build a meaningful stake in the Company.

      It is the Compensation Committee's intention that, over time, compensation opportunities from option grants will constitute a significant portion of each executive officer's total compensation. However, there are not automatic grants to each executive officer every year. Instead, the Compensation Committee reviews the performance of the Company overall and of each individual executive officer, as well as past option grants to each executive officer, and makes decisions about recipients and grant sizes for the year. The Chief Executive Officer received a grant of 1,500 options pursuant to the Company's 1988 Director Option Plan in June 1994, and a grant of 375,000 non-qualified stock options pursuant to an individual stock option agreement in March 1994.

      In December 1994, the Internal Revenue Service issued amendments to the proposed regulations previously issued under
Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended. In general, Section 162(m) disallows a public company's deduction for compensation to any employee in excess of $1.0 million per year, unless such compensation is paid in connection with the attainment of performance goals established by the compensation committee of the board of directors and approved by the shareholders of such company in advance of the period during which services relating to such compensation were rendered. The Compensation Committee is in the process of evaluating Section 162(m) and its effect upon the Company, and has not at this time established a performance-based compensation plan which complies with Section 162(m).

      Members of the Compensation Committee are Jerald I. Rosen
(Chairman), Bert Sager and Felix S. Sabates.

      Summary Compensation Table. The following table sets forth the aggregate compensation paid during each of the years ended December 31, 1994, 1993 and 1992 to the Company's Chief Executive Officer (the "CEO") and each of the four most highly compensated executive officers of the Company other than the CEO during 1994. The CEO and such other executive officers are sometimes referred to herein as the "Named Executive Officers."





                                        Annual
                                        Compensation(1)
Name and                Fiscal
Principal Position      Year            Salary         Bonus

David M. Friedson       1994           $689,572        $  161,000
President and Chief     1993           $626,051        $  146,538
Executive Officer       1992           $597,818        $2,961,958

Arnold Thaler           1994           $253,773        $   60,162
Executive Vice          1993           $245,399        $   54,962
President-Product       1992           $210,002        $  339,304
Development,
Engineering and
Manufacturing

Barbara Friedson        1994           $243,607        $   58,125
Garrett                 1993           $236,544        $   52,876
Executive Vice          1992           $210,002        $  244,304
President-Sales
and Marketing

Harry D. Schulman       1994           $209,702        $   49,740
Executive Vice          1993           $178,485        $   40,380
President-Finance       1992           $140,010        $   97,912
and Administration
and Chief Financial
Officer

Belvin Friedson         1994           $314,990              $0
Chairman of the Board   1993           $314,990              $0
of Directors            1992           $314,990              $0

(continued)

                             Long Term
                             Compensation
                             Number of              All Other
Name and                     Options                Compensa-
Principal Position           Granted(2)             tion

David M. Friedson             376,500               $2,357  (3)
President and Chief             1,500               $2,231
Executive Officer               1,500               $1,231

Arnold Thaler                 100,000               $3,575  (4)
Executive Vice                  -0-                 $2,231
President-Product               -0-                 $2,008
Development,
Engineering and
Manufacturing

Barbara Friedson              101,500               $2,357  (5)
Garrett                         1,500               $2,357
Executive Vice                  1,500               $1,231
President-Sales
and Marketing

Harry D. Schulman              75,000               $2,357  (6)
Executive Vice                 25,000               $2,609
President-Finance                -0-                $1,357
and Administration
and Chief Financial
Officer

Belvin Friedson                 1,500               $7,896  (7)
Chairman of the Board           1,500               $4,410
of Directors                    1,500               $4,410


[FN]


(1) The column for "Other Annual Compensation" has been omitted because there is no compensation required to be reported in such column. The aggregate amount of perquisites and other personal benefits provided to each Named Executive Officer did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus of such officer.

(2) See "Option Grants Table" and "Aggregate Option Exercises and Year-End Option Value Table" below for additional information about these options.

(3) The amount indicated consists of life insurance premiums of $357 paid by the Company on a policy as to which the Named Executive Officer may designate the beneficiary and matching contributions made by the Company of $2,000 to its 401(k) Profit Sharing Plan.

(4) The amount indicated consists of life insurance premiums of $1,575 paid by the Company on a policy as to which the Named Executive Officer may designate the beneficiary and matching contributions made by the Company of $2,000 to its 401(k) Profit Sharing Plan.

(5) The amount indicated consists of life insurance premiums of $357 paid by the Company on a policy as to which the Named Executive Officer may designate the beneficiary and matching contributions made by the Company of $2,000 to its 401(k) Profit Sharing Plan.

(6) The amount indicated consists of life insurance premiums of $357 paid by the Company on a policy as to which the Named Executive Officer may designate the beneficiary and matching contributions made by the Company of $2,000 to its 401(k) Profit Sharing Plan.

(7) The amount indicated represents the amount of life insurance premiums paid by the Company on a policy as to which the Named Executive Officer may designate the beneficiary.

      Option Grants Table. The following table sets forth certain information concerning grants of stock options made during 1994 to each of the Named Executive Officers. The Company did not grant any stock appreciation rights in 1994.



                              Individual Option Grants in 1994
                                          % of Total
                                          Options
                              Number      Granted to    Exercise
                              of Options  Employees     Price
Name                          Granted     in 1994       Per Share

David M. Friedson               1,500(1)     *           $10.875
                              375,000(2)    36%          $ 7.00

Arnold Thaler                 100,000(3)    10%          $ 7.00

Barbara Friedson
Garrett                         1,500(1)     *           $10.875
                              100,000(3)    10%          $ 7.00

Harry D. Schulman              75,000(3)     7%          $ 7.00

Belvin Friedson                 1,500(1)     *           $10.875


(continued)



                                                     Alternative
                                   Expiration        Grant Date
Name                               Date              Value(4)

David M. Friedson                  6/02/05           $    7,007
                                   3/30/24           $1,335,126

Arnold Thaler                      3/30/00           $  273,276

Barbara Friedson
Garrett                            6/02/05           $    8,367
                                   3/30/00           $  273,276

Harry D. Schulman                  3/30/00           $  204,957

Belvin Friedson                    6/02/05           $    7,007


[FN]

 *   Less than 1%
(1)  The options were granted pursuant to the Company's 1988
     Director Option Plan on June 2, 1994.

(2) Represents the number of non-qualified stock options granted on March 30, 1994 by the Company pursuant to an individual option agreement. Such options are immediately exercisable.

(3) Represents the number of non-qualified stock options granted on March 30, 1994 by the Company pursuant to individual option agreements. Such options vest and become exercisable at the rate of 20% per year beginning one year after the date of grant.

(4) Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The estimated values under that model are based on certain assumptions as to variables such as interest rates, stock price volatility and future dividend yields. The actual value, if any, that an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance that the value realized by an executive will be at or near the value estimated by the Black-Scholes model.


      Aggregate Option Exercises and Year-End Option Value Table.
The following table sets forth certain information concerning unexercised stock options held by the Named Executive Officers as of the end of 1994.



                                                    Value of
                                  Number of       Unexercised
                                  Unexercised     In-the-Money
                                  Options at      Options at
                                  1994 Fiscal     1994 Fiscal
             Shares               Year-End        Year-End(1)
             Acquired    Value    Exercisable(E)  Exercisable(E)
Name         on Exercise Realized Unexercisable(U) Unexercisable(U)


David M.
 Friedson       -           -        413,000 (E)    $493,368 (E)
                                       6,500 (U)    $ 23,125 (U)

Arnold Thaler    58,000    431,500    53,000 (E)    $136,375 (E)
                                     154,000 (U)    $147,750 (U)

Barbara Friedson
 Garrett         18,000   $128,250   126,000 (E)    $455,993 (E)
                                     115,500 (U)    $147,750 (U)

Harry D.
 Schulman        21,000   $154,875    45,000 (E)    $131,875 (E)
                                     107,000 (U)    $133,375 (U)

Belvin Friedson     -          -      46,500 (E)    $204,555 (E)
                                       1,500 (U)    $    -   (U)


[FN]


(1) Based on the closing price of the Company's Common Stock on the New York Stock Exchange on December 31, 1994, which was
      $7.88.

    Comparative Performance by the Company. Set forth below is a five-year graphic comparison of the yearly percentage change in the Company's cumulative shareholder return on its Common Stock with the cumulative total return of (i) the Standard & Poor's 500 Stock Index (the "S&P Index") and (ii) appropriate similar companies (the "Peer Group Index"). The companies included as part of the Peer Group Index were selected on the basis of the similarity of such companies to the Company, considering such factors as products sold, market capitalization, existence of public market for the equity securities of such companies and industry within which such companies operate.

                   Indexed Total Shareholder Return
            Windmere Corporation, Peer Group and S&P 500
                December 31, 1989-December 31, 1994

Dec. 1989= $100

Measurement Period
(Fiscal Year)         Windmere      Peer Group     S&P 500
1989                  $100          $100           $100
1990                  $ 29          $ 96           $ 97
1991                  $ 51          $195           $126
1992                  $ 64          $158           $135
1993                  $ 95          $132           $149
1994                  $ 96          $117           $150


* Peer companies include National Presto Industries Inc., Royal Appliance Manufacturing Co., Helen of Troy Corp., Toastmaster Inc. and Rival Co.; Mr. Coffee Inc., which was included in the peer group in the 1994 proxy statement, has been acquired and is thus no longer included in the peer group; Rival Co. was added to the peer group to replace Mr. Coffee Inc.

NOTE:  Assumes that $100 was invested on December 31, 1989 in
       Windmere's Common Stock, the S&P 500 and the Peer Group and that dividends of each are reinvested quarterly.

SOURCE:  Compustat.

      Compensation Committee Interlocks and Insider Participation. The Compensation Committee of the Board of Directors consists of Jerald I. Rosen, Bert Sager and Felix S. Sabates. Mr. Rosen serves as Secretary of the Company, although he is not compensated for his services in such capacity. Mr. Sager is an independent director of the Company, and is neither an officer of the Company or affiliated with any principal shareholder of the Company. Mr. Sabates is the sole shareholder and Chief Executive Officer of Top Sales Company, Inc. ("Top Sales"). Pursuant to an agreement dated August 15, 1988 between the Company and Top Sales, Top Sales sells certain products manufactured by the Company. In 1994, the Company paid Top Sales $719,600 pursuant to this agreement. Each member of the Compensation Committee is a "disinterested person" within the meaning of Rule 16b-3 under the Exchange Act.

      Director Compensation. Directors of the Company who are salaried employees of the Company do not receive any additional compensation for serving as a director or committee member. In 1994, non-employee directors of the Company received $1,500 per month for service on the Board of Directors and $750 for each Board of Directors' meeting attended and for each committee meeting attended.

      In 1989, the Board of Directors and the shareholders of the Company adopted the 1988 Director Option Plan (the "Director Plan") to attract and retain the services of experienced and knowledgeable directors and to provide an incentive for such persons to increase their proprietary interest in the Company's long-term success and progress.

    Under the terms of the Director Plan, which is administered by a committee composed of Burton A. Honig, Joseph Reid, the Controller of the Company, and John A. Heinlein, the Treasurer of the Company, options to purchase an aggregate of 375,000 shares of Common Stock may be issued to the directors of the Company. The Director Plan provided for the granting to each director of the Company on June 1, 1988, or as soon thereafter as reasonably possible, nonqualified options to purchase shares of Common Stock ("option shares") in an amount determined in accordance with the following formula:




         number of completed years of
1,500 X  service on the Company's Board + 1,500 = number of option
         of Directors through June 1,             shares
         1988



     In addition, 1,500 option shares will automatically be granted to each of the Company's then serving directors on June 1 (or, if June 1 is not a business day, on the next succeeding business day) of each successive year commencing on June 1, 1989 and ending with the last grant of options under the Director Plan on June 1, 1997. The option price of each option granted under the Director Plan may not be less than 100% of the fair market value of the Common Stock on the date of grant, and no option may be exercised before the first anniversary of the date upon which it was granted (the "Vesting Date"). Options granted under the Director Plan, which remain unexercised, expire upon the earlier of (i) the date which is ten years from the Vesting Date, (ii) eight months after the date the optionee ceases to be a director or (iii) one year after death. In the event of a change in control of the Company, as defined in the Director Plan, all options become immediately exercisable with respect to the full number of option shares.

     In June 1994, an automatic grant of 1,500 shares was made to each of the Company's directors.

Employment Contracts.

     The Company entered into an employment agreement with David M. Friedson, dated July 18, 1983, which has been amended from time to time. Under this agreement, among other things, Mr. Friedson was employed for a five-year term, commencing July 18, 1983, which term is automatically extended each year for an additional one-year period unless written notice of an intention not to extend is given by either party. This Agreement provides for a minimum annual base salary which, as of December 31, 1994, was $689,572, which amount is subject to adjustment in subsequent periods according to changes in the Consumer Price Index, in addition to other benefits. If, at any time during the term of the agreement, there shall be a change in control of the Company, then Mr. Friedson shall have the option of terminating his employment upon 60 days' notice and, in such event, any outstanding options held by Mr. Friedson may be exercised and sold without restrictions imposed by the Company, and the Company shall pay Mr. Friedson a lump sum equal to three times Mr. Friedson's then annual salary. Such lump sum payment would be in lieu of any compensation that would otherwise be due and payable under this agreement. In consideration for such lump sum payment, Mr. Friedson has agreed to consult with the Company and its officers after termination of his employment, if requested to do so, for a period of four years from the date of such termination, devoting such time to such services as Mr. Friedson believes to be reasonable.

     The Company entered into an employment agreement with Belvin Friedson, dated January 5, 1987, which has been amended from time to time. Under this agreement, among other things, Mr. Friedson was retained by the Company to continue to serve as Chairman of the Board of Directors and to serve as an advisor and consultant to the Company for a five-year period which is automatically extended for an additional one-year period unless four years' written notice not to extend is provided by the Company or Mr. Friedson (the "Advisory Period"). As of December 31, 1994, Mr. Friedson's annual compensation was $314,990, which amount is subject to adjustment in subsequent periods according to any increase in the Consumer Price Index, in addition to other benefits. During the Advisory Period, Mr. Friedson is restricted from competing with the Company as set forth in the agreement. If at any time during the Advisory Period, there shall be a change in control of the Company, then Mr. Friedson shall have the option of terminating the Advisory Period upon reasonable notice, and, upon such termination, the Company shall pay Mr. Friedson a lump sum equal to the sum of the payments to be made to Mr. Friedson during the Advisory Period discounted by a factor of 10% for each year in which such payments are accelerated. Such payment would be in lieu of any advisory compensation remaining to be paid under this agreement.

     The Company entered into employment agreements with Arnold Thaler, Barbara Friedson Garrett and Harry D. Schulman (collectively, the "Employees"). These agreements, as amended from time to time, provide, among other things, for the employment of Mr. Thaler, Ms. Garrett and Mr. Schulman as Executive Vice Presidents, each for an initial term of three years, which terms are each automatically extended each year for an additional one-year period unless written notice of an intention not to extend is given by either party. Under these agreements, the Employees are each entitled to a minimum annual base salary which, as of December 31, 1994, was $253,773 for Mr. Thaler, $243,607 for Ms. Garrett and $209,702 for Mr. Schulman, which amounts are subject to adjustment in subsequent periods according to changes in the Consumer Price Index, in addition to other benefits. If at any time during the term of these agreements, there shall be a change in control of the Company, then each Employee shall have the option of terminating his or her employment upon 60 days' notice and, in such event, any outstanding options held by the Employee may be exercised and sold without restrictions imposed by the Company, and the Company shall pay such Employee a lump sum equal to three times the Employee's prevailing annual salary. Such lump sum payment would be in lieu of any compensation that would otherwise be due thereafter under these agreements. In consideration for such lump sum payment, each Employee has agreed to consult with the Company and its officers after termination of his or her employment, if requested to do so, for a period of four years from the date of such termination, devoting only such time to such services as the Employee believes to be reasonable.

                             CERTAIN TRANSACTIONS

     The Company has agreed to use its best efforts to recommend to its shareholders and directors that Lai Kin, the Managing Director of Durable and of Ourimbah, be appointed as, and remain a member of, the Company's Board of Directors for such time as Mr. Lai continues to be an indirect shareholder of the Company and continues to be employed by Durable and/or any other affiliate of the Company. Upon Mr. Lai's resignation or termination as Managing Director of Durable, the Company has agreed to employ Mr. Lai as a consultant to the Company and Durable and any of their affiliates at a salary equal to 60% of Mr. Lai's annual base salary from Durable in the fiscal year immediately preceding his resignation or termination from Durable. Pursuant to this agreement, Mr. Lai will be employed as a consultant for a three-year period which is automatically extended by one year on the first day of the second year of each three-year period unless two years' prior written notice is given to terminate the agreement, in which event the term of the agreement will be automatically extended for one additional year beyond the expiration of the then current three year period.

     In April 1994, in connection with the purchase by the Company of 20% of the outstanding shares of capital stock of Durable, which resulted in Durable becoming a wholly-owned subsidiary of the Company, the Company agreed, upon a Change of Control of the Company (as defined in said agreement), to make an additional payment to Ourimbah in respect of shares of Durable being purchased under such agreement equal to the greater of (i) the same multiple of earnings per share paid for the shares of Common Stock of the Company received in connection with such Change of Control or (ii) the same multiple of net asset value per share paid for the shares of Common Stock of the Company received in connection with such Change of Control. In addition, the Company agreed to use its best efforts to recommend to the shareholders and directors of the Company that two individuals to be nominated by Mr. Lai and deemed suitable by the Company be appointed as members of the Company's Board of Directors. The Company further agreed that the composition of Durable's Board of Directors shall initially remain equally divided between each of the present designees of Ourimbah and persons selected by the Company. Accordingly, for so long as such designees of Ourimbah who are present members of the Board of Directors of Durable (the "Durable Board"): (i) remains a shareholder of Ourimbah, and (ii) Ourimbah remains a shareholder of the Company, the Company shall vote its shares of Durable to appoint such designees of Ourimbah to the Durable Board. When any member of the Durable Board who has been designated by Ourimbah ceases to be a shareholder of Ourimbah, such designee shall no longer be entitled to serve on the Durable Board, and the Company shall have the right to designate a replacement member to the Durable Board in its sole discretion.

     In 1986, the Company made a non-interest bearing loan of $78,000 to Mr. Lai, a director of the Company. The entire amount of such loan was outstanding as of the date of this Proxy
Statement.

     During 1994, the Company made a series of personal loans bearing interest at prevailing market rates to David Friedson, President, Chief Executive Officer and a director of the Company. The largest aggregate amount of such indebtedness outstanding to Mr. Friedson during fiscal year 1994 was $596,250. The entire amount of such loans, together with all accrued interest, was paid to the Company by Mr. Friedson in November and December of 1994.

     Reference is made to "Executive Compensation - Compensation
Committee Interlocks and Insider Participation" for a discussion of the relationship between Felix Sabates, Top Sales and the Company.

                       RATIFICATION OF THE REAPPOINTMENT
                           OF THE COMPANY'S AUDITOR

     The Board of Directors recommends that the appointment of Grant Thornton, independent certified public accountants, as the Company's auditors for the fiscal year ending December 31, 1995, be ratified by the Company's shareholders. Grant Thornton has audited the books and records of the Company since 1976. Although the appointment of Grant Thornton as independent auditors of the Company does not require ratification, the Board of Directors considers it appropriate to obtain such ratification. Accordingly, the vote of shareholders on this matter is advisory in nature and has no binding effect upon the Board of Directors' appointment of Grant Thornton. A representative of Grant Thornton is expected to be present at the Annual Meeting to make a statement, if he desires to do so, and to respond to appropriate questions.

                                OTHER BUSINESS

     As of the date of this Proxy Statement, the Board of Directors of the Company knows of no other business to be presented at the Company's 1995 Annual Meeting of Shareholders. If any other business should properly come before the Company's 1995 Annual Meeting of Shareholders, the persons named in the accompanying proxy will vote thereon as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

                 INFORMATION CONCERNING SHAREHOLDER PROPOSALS

     Pursuant to Rule 14a-8 promulgated by the Securities and Exchange Commission, proposals of shareholders intended to be presented at the Company's 1996 Annual Meeting of Shareholders must be received in writing by the Company's Secretary at the Company's principal executive offices not later than December 12, 1995 in order to be included in the Company's Proxy Statement and form of Proxy relating to that Annual Meeting.

                              By Order of the Board of Directors



                              Jerald I. Rosen, Secretary

Miami Lakes, Florida
April 13, 1995













[ X ]       Please mark your
            votes as in this
            example



                                         Nominees: Leonard Glazer
                        FOR     WITHHELD           Harold Strauss
1.  Election of         [  ]    [   ]              Lai Kin
    Directors                                      Raymond So



                               FOR               AGAINST    ABSTAIN
2.  Recertification of the     [  ]              [  ]       [  ]
    appointment of auditors



For, except vote withheld
from the following nomi-
nee(s) The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Shareholders of Windmere
                           Corporation called for May 9, 1995
                           and a Proxy Statement for the Annual
                           Meeting prior to the approving of
                           this proxy.

                           This Proxy when properly executed
                           will be voted as specified above.  If
                           no direction is made, this Proxy will
                           be voted "FOR" Proposals 1 and 2.

                           PLEASE MARK, SIGN, DATE AND RETURN
                           IMMEDIATELY.








SIGNATURE(S)                                     DATE
Note:  Please sign exactly as your name(s)
       appear(s) on this Proxy.  Joint Owners
       should each sign.  When signing in a
       representative capability, please give
       title.














                             WINDMERE CORPORATION

                PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS


The undersigned hereby appoints Burton A. Honig and Joann Ledbetter and each of them, each with full power of substitution, proxies to vote at the Annual Meeting of Shareholders of Windmere Corporation (the "Company") to be held at the Don Shula's Hotel, Main Street, Miami Lakes, Florida 33014, on May 9, 1995 at 10:00 a.m., local time, and at any adjournments thereof, hereby revoking any proxies heretofore given, to vote all shares of common stock of the Company held or owned by the undersigned as directed below, and in their discretion upon such other matters as may come before the meeting.


                        (To be Signed on Reverse Side)




SEE REVERSE
SIDE